SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cempra, Inc.

(Name of Registrant as Specified In Its Charter)

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CEMPRA, INC.

6340 Quadrangle Drive, Suite 100

Chapel Hill, North Carolina 27517

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD May 23, 2013

TO THE SHAREHOLDERS OF

CEMPRA, INC.

The 2013 annual meeting of shareholders of Cempra, Inc. will be held at our corporate headquarters, 6340 Quadrangle Drive, Suite 100, Chapel Hill, North Carolina 27517, on May 23, 2013, at 4:00 p.m. Eastern time, for the following purposes:

1.	To elect 2 Class II directors for a three-year term expiring in 2016;

2.	To approve the amendment to our 2011 Equity Incentive Plan to increase the number of shares of common stock reserved for issuance thereunder from 1,631,579 shares to 3,131,579 shares;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4.	To act upon such other matters as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the proxy statement accompanying this notice.

The Board has fixed the close of business on April 2, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. A list of shareholders eligible to vote at the meeting will be available for review during our regular business hours at our principal offices in Chapel Hill, North Carolina for the ten days prior to the meeting for review for any purposes related to the meeting.

Our shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote by proxy by following the instructions contained in the accompanying proxy statement. You may revoke your proxy in the manner described in the proxy statement at any time before it has been voted at the meeting. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy. Your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible.

Our proxy statement and proxy are enclosed, along with our 2012 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as filed with the Securities and Exchange Commission.

Chapel Hill, North Carolina

Dated: April 15, 2013

By Order of the Board of Directors

Shane Barton

Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 23, 2013: This proxy statement and our 2012 Annual Report to Shareholders are available at: www.cempra.com.

CEMPRA, INC.

6340 Quadrangle Drive, Suite 100

Chapel Hill, North Carolina 27517

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 23, 2013

This proxy statement has been prepared by the management of Cempra, Inc. “We,” “our” and the “Company” each refers to Cempra, Inc.

In addition to soliciting proxies by mail, we are furnishing proxy materials, including the notice, proxy statement, electronic proxy card for the meeting and 2012 Annual Report to shareholders, including financial statements, by providing access to them on the internet. These materials were first available on the internet on or about April 15, 2013. The proxy statement contains instructions for accessing and reviewing our proxy materials on the internet and for voting by proxy over the internet. We mailed copies of the proxy materials on or about April 15, 2013 to our shareholders of record and beneficial owners as of April 2, 2013, the record date for the meeting.

GENERAL INFORMATION ABOUT VOTING

Who Can Vote

You are entitled to attend the meeting and vote your common stock if you held shares as of the close of business on April 2, 2013. At the close of business on April 2, 2013, a total of 24,903,774 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote.

Voting by Proxies

If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	via the internet by accessing the proxy materials on the secure website, www.investorvote.com, and following the voting instructions on that website;

•	via telephone by calling toll free 1-800-652-8683 in the United States or 1-800-962-4284 outside the United States and following the recorded instructions; or

•	by requesting printed copies of the proxy materials be mailed to you and completing, dating, signing and returning the proxy card that you receive in response to your request.

The internet and telephone voting procedures are designed to authenticate shareholders’ identities by use of a control number to allow shareholders to vote their shares and to confirm that shareholders’ instructions have been properly recorded. Voting via the internet or telephone must be completed by 11:59 p.m. local time on May 22, 2013. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board.

We are not aware of any other matters to be presented at the meeting except for those described in this proxy statement. If any matters not described in this proxy statement are presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies may vote your shares on the new meeting date as well, unless you revoke your proxy instructions before then.

Revoking Your Proxy Instructions

If you are a shareholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•

Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 6340 Quadrangle Drive, Suite 100, Chapel Hill, North Carolina 27517 at or before the taking of the vote at the meeting;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 6340 Quadrangle Drive, Suite 100, Chapel Hill, North Carolina 27517 at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your bank, broker, nominee or trustee. You may also vote in person at the meeting if you obtain a legal proxy from them.

Counting Votes

Consistent with state law and our bylaws, the presence, in person or by proxy, of at least a majority of the shares entitled to vote at the meeting will constitute a quorum for purposes of voting on a particular matter at the meeting. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof unless a new record date is set for the adjournment. Shares held of record by shareholders or their nominees who do not vote by proxy or attend the meeting in person will not be considered present or represented and will not be counted in determining the presence of a quorum. Signed proxies that withhold authority or reflect abstentions or “broker non-votes” will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies received from brokerage firms or other nominees holding shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters.

Assuming the presence of a quorum at the meeting:

•

The election of directors will be determined by a plurality of the votes cast at the meeting. This means that the two nominees receiving the highest number of “FOR” votes will be elected as directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to elect directors.

•

The approval of the amendment to our 2011 Equity Incentive Plan and the ratification of the appointment of our independent registered public accounting firm require the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes are not treated as votes cast, and therefore will have no effect on the proposals. Because your vote on the ratification of the appointment of our independent registered public accounting firm is advisory, it will not be binding on our Board or our company. However, the Board and the Audit Committee will consider the outcome of the vote when making future decisions regarding the selection of our independent registered public accounting firm.

With respect to “routine” matters, such as the ratification of the selection of our independent registered public accounting firm, a bank, brokerage firm, or other nominee has the authority (but is not required) under the rules governing self-regulatory organizations, or SRO rules, including NASDAQ, to vote its clients’ shares if the clients do not provide instructions. When a bank, brokerage firm, or other nominee votes its clients’ shares on routine matters without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR, AGAINST or ABSTAINING with respect to such routine matters.

With respect to “non-routine” matters, such as the election of directors or the amendment of our 2011 Equity Incentive Plan, a bank, brokerage firm, or other nominee is not permitted under the SRO rules to vote its clients’ shares if the clients do not provide instructions. The bank, brokerage firm, or other nominee will so note on the voting instruction form, and this constitutes a “broker non-vote.” “Broker non-votes” will be counted for purposes of establishing a quorum to conduct business at the meeting, but not for determining the number of shares voted FOR, AGAINST, ABSTAINING or WITHHELD FROM with respect to such non-routine matters.

In summary, if you do not vote your proxy, your bank, brokerage firm, or other nominee may either:

•	vote your shares on routine matters and cast a “broker non-vote” on non-routine matters; or

•	leave your shares unvoted altogether.

We encourage you to provide instructions to your bank, brokerage firm, or other nominee by voting your proxy. This action ensures that your shares will be voted in accordance with your wishes at the meeting.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. You will need to obtain your own internet access if you choose to access the proxy materials and/or vote over the internet. In addition to soliciting proxies by mail, our employees might solicit proxies personally and by telephone. None of these employees will receive any additional compensation for this. We did not, but may in the future, retain a proxy solicitor to assist in the solicitation of proxies for a fee. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their principals and obtaining their proxies.

Attending the Annual Meeting

If you are a holder of record and plan to attend the annual meeting, please bring your proxy or a photo identification to confirm your identity. If you are a beneficial owner of common stock held by a bank or broker, i.e., in “street name,” you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote in person your common stock held in street name, you must get a proxy in your name from the registered holder.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our bylaws currently provide that the number of directors constituting the Board shall be not less than five nor more than nine. The Board may establish the number of directors within this range. There are seven directors presently serving on our Board, and the number of directors to be elected at this annual meeting is two.

Our Board is divided into three classes, each class as nearly equal in number as practicable. Each year, one class is elected to serve for three years. At our annual meeting, two Class II directors will be elected for a term of three years, expiring in 2016, or until their successors are elected and qualified. The Class II directors standing for re-election in 2013 and their respective biographical summaries are listed below:

Vote Required

Directors are elected by a plurality of the votes cast at the annual meeting. This means that the two Class II nominees receiving the highest number of votes will be elected.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. If you are a shareholder of record, unless you mark your proxy card to withhold authority to vote, your common stock will be voted for the election of the nominees named in this proxy statement. Each nominee has agreed to serve and we expect that each of the nominees will be able to serve if elected. However, if any nominee is unavailable for election, the proxies may vote your common stock to elect a substitute nominee proposed by the Board.

If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, under the SRO rules governing brokers, your broker may not vote your shares on the election of directors.

Nominees

The Board proposes the two Class II nominees listed below for election to the Board for a three-year term. The Board has determined that Dov Goldstein, M.D. and John H. Johnson are independent as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules. In addition to the specific bars to independence set forth in that rule, we also consider whether a director or his or her affiliates have provided any services to, worked for or received any compensation from us or any of our subsidiaries in the past three years in particular. In addition, none of the nominees is related by blood, marriage or adoption to any other nominee or any of our executive officers.

Name	Age	Director Since	Position(s) with Cempra
Class II Directors with Terms Expiring in 2013
Dov Goldstein, M.D.	45	January 2008	Director
John H. Johnson	54	June 2009	Director

Class II Director Nominees

Dov A. Goldstein, M.D. – Dr. Goldstein has served on our Board since January 2008. He has been a partner at Aisling Capital, a private investment firm, since 2008. From 2006 to 2008, he was a Principal at Aisling Capital. From 2000 to 2005, Dr. Goldstein was Chief Financial Officer of Vicuron Pharmaceuticals, Inc. (NASDAQ: MICU) (acquired by Pfizer Inc.). From 1998 to 2000, Dr. Goldstein was Director of Venture Analysis at HealthCare Ventures, a privately held investment fund. Dr. Goldstein serves on the board of directors of several publicly reporting pharmaceutical companies, namely ADMA Biologics, Inc. and Durata Therapeutics, Inc. (NASDAQ: DRTX). Dr. Goldstein also is a director of Esperion Therapeutics, Inc., a privately held company. He holds a B.S. in biology from Stanford University, an M.D. from the Yale School of Medicine and an M.B.A. from the Columbia Business School. Among other experience, qualifications, attributes and skills, Dr. Goldstein’s knowledge and experience in the pharmaceutical industry and venture capital industry led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

John H. Johnson – Mr. Johnson has served on our Board since June 2009. He has served as President and Chief Executive Officer of Dendreon Corp., a publicly traded biotechnology company (NASDAQ: DNDNJ), since February 2012, and became Chairman in July 2013. He served as the Chief Executive Officer and as a director of Savient Pharmaceuticals, Inc., a company that develops and commercializes specialty pharmaceuticals, from 2011 to January 2012. Mr. Johnson was Senior Vice President of Eli Lilly and Company and President of Lilly Oncology, Eli Lilly’s oncology business unit, from 2009 to 2011. From 2007 to 2009, Mr. Johnson was Chief Executive Officer of ImClone Systems Incorporated, a biopharmaceutical development company, and was also a member of ImClone’s board of directors until it became a wholly owned subsidiary of Eli Lilly in 2008. From 2001 to 2007, Mr. Johnson served as company group chairman of Johnson & Johnson’s Worldwide Biopharmaceuticals unit. Mr. Johnson also serves as Chairman of the Board of Tranzyme, Inc. (NASDAQ: TZYM), a publicly traded biopharmaceutical company. Mr. Johnson holds a B.S. in Education from East Stroudsburg University of Pennsylvania. Among other experience, qualifications, attributes and skills, Mr. Johnson’s leadership roles in large pharmaceutical organizations led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Recommendation

The Board unanimously recommends that shareholders vote FOR the election of the two Class II nominees for election to the Board for a three-year term.

Other Directors Not Up for Re-election at this Meeting

Name	Age	Director Since	Position(s) with Cempra
Class I Directors with Terms Expiring in 2015
Prabhavathi Fernandes, Ph.D.	64	November 2005	Director, President and Chief Executive Officer
David Gill	58	April 2012	Director

Class III Directors with Terms Expiring in 2014
Richard Kent, M.D.	63	September 2010	Director
Garheng Kong, M.D., Ph.D.	37	September 2006	Chairman of the Board of Directors
P. Sherrill Neff	61	September 2011	Director

Prabhavathi Fernandes, Ph.D. – Dr. Fernandes, one of our founders, has been our President and Chief Executive Officer and a member of our Board since our founding in November 2005. Prior to that, she was President and Chief Executive Officer of several privately held companies, including DarPharma, Inc. from 2003 to 2005, Ricerca Biosciences from 2000 to 2003 and Small Molecule Therapeutics from 1998 to 2000. Dr. Fernandes was Vice President, Drug Discovery of Bristol-Myers Squibb Company from 1988 to 1998, Senior Director of Squibb Pharmaceutical Research Institute from 1987 to 1988, Senior Project Leader of Abbott Laboratories from 1983 to 1987 and Senior Microbiologist of the Squibb Institute for Medical Research, the research division of E.R. Squibb and Sons, from 1980 to 1983. She has served on the advisory board of Optimer Pharmaceuticals, Inc. since 2004 and the supervisory board of GPC Biotech AG from 2004 to 2008. Dr. Fernandes served on the product development working group for Biodefense for the National Institute of Allergy and Infectious Diseases from 2003 to 2004 and the U.S. Congressional Panel for Assessment of Impact of Antibiotic Resistant Bacteria and the American Society for Microbiology Advisory Panel for Antibiotic Resistance from 1991 to 1995. Dr. Fernandes holds a B.S. in botany, zoology and chemistry from the University of Bangalore (India), an M.S. in microbiology from the Christian Medical College (India) and a Ph.D. in microbiology from Thomas Jefferson University, Philadelphia, Pennsylvania. Among other experience, qualifications, attributes and skills, Dr. Fernandes’ experience in senior leadership roles in small and large pharmaceutical organizations and her position as President and Chief Executive Officer of our company led to the conclusion of our Board that she should serve as a director of our company in light of our business and structure.

David Gill – Mr. Gill joined our Board in April 2012. He has been the Chief Financial Officer of INC Research, a clinical research organization, since February 2011 and served as a board member and audit committee chairman of INC Research from 2007 to 2010. From March 2009 to February 2011, Mr. Gill was the Chief Financial Officer

of TransEntrix, a private medical device company. From July 2005 to November 2006, Mr. Gill was Chief Financial Officer and Treasurer of NxStage Medical, Inc., a publicly traded dialysis equipment company. Mr. Gill retired from this position in November 2006 to pursue opportunities with several boards of directors, including those of LeMaitre Vascular (LMAT), a publicly traded medical device company, and IsoTis, Inc. (NASDAQ: ISOT), a publicly traded orthobiologics company that was acquired by Integra LifeSciences Holdings Corporation in October 2007. From January 2002 to May 2005, Mr. Gill served as Senior Vice President and Chief Financial Officer of CTI Molecular Imaging, Inc., a publicly traded medical imaging company, until its sale to Siemens AG. From January 2001 to August 2001, Mr. Gill served as President, Chief Operating Officer and a director of Interland, Inc., a publicly traded telecom-related company, until its sale to Micron Electronics. From February 2000 to March 2001, Mr. Gill served as Interland’s Chief Financial Officer and a member of its board of directors. Mr. Gill has led initial public offerings for three companies and has raised more than $500 million in equity and $600 million in debt over his career. Mr. Gill holds a B.S. degree, cum laude, in Accountancy from Wake Forest University and an M.B.A. degree, with honors, from Emory University. Mr. Gill was formerly a certified public accountant. Among other experience, qualifications, attributes and skills, Mr. Gill’s education and experience in accounting and finance, and his service as an officer and as a director of various publicly traded companies led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Richard Kent, M.D. – Dr. Kent has served on our Board since September 2010. Beginning in 2010, Dr. Kent became a full partner at Intersouth Partners, a venture capital firm. He was a venture partner at Intersouth Partners from 2008 to 2010. From 2002 to 2008, Dr. Kent was the President and Chief Executive Officer of Serenex, Inc., a drug development company, when it was acquired by Pfizer Inc. From 2001 until he joined Serenex, Dr. Kent was President and Chief Executive Officer of Ardent Pharmaceuticals, Inc. Before that, he held senior executive positions at GlaxoSmithKline plc., where he was Senior Vice President of Global Medical Affairs and Chief Medical Officer, at Glaxo Wellcome plc., where he was Vice President of U.S. Medical Affairs and Group Medical Director, and at Burroughs Wellcome plc., where he was International Director of Medical Research. Dr. Kent currently serves as a director of Cytomedix, Inc., a publicly traded biopharmaceutical company, and served as a director of Inspire Pharmaceuticals, Inc. from 2004 to 2011. Dr. Kent holds a B.A. from the University of California, Berkley and an M.D. from the University of California, San Diego. Among other experience, qualifications, attributes and skills, Dr. Kent’s knowledge and experience in the securities and investments industry and leadership roles in the pharmaceutical industry led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

Garheng Kong, M.D., Ph.D. – Dr. Kong has served on our Board since September 2006 and as Chairman of our Board since November 2008. Dr. Kong has been a general partner at Sofinnova Ventures, a venture firm focused on life sciences, since 2010. From 2000 to 2010, he was a general partner at Intersouth Partners, a venture capital firm, where he was a founding investor or board member for various life sciences ventures, several of which were acquired by large pharmaceutical companies. Dr. Kong has served on the board of directors of SARcode BioScience, Inc., a private biopharmaceutical company, since 2011. Dr. Kong holds a B.S. in chemical engineering and biological sciences from Stanford University. He holds an M.D., Ph.D. in biomedical engineering and M.B.A. from Duke University. Among other experience, qualifications, attributes and skills, Dr. Kong’s knowledge and experience in the venture capital industry and his medical training led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

P. Sherrill Neff – Mr. Neff has served on our Board since September 2011. Mr. Neff founded Quaker Partners Management, L.P. in 2002 and has since served as a partner at the investment firm. From 1994 to 2002, Mr. Neff was President and Chief Operating Officer of Neose Technologies, Inc., a biopharmaceutical company, and a director from 1994 to 2003. From 1993 to 1994, he was Senior Vice President, Corporate Development at U.S. Healthcare. Prior to that time, Mr. Neff was managing director at investment bank Alex.Brown & Sons for nine years. Mr. Neff holds a B.A. from Wesleyan University and a J.D. from the University of Michigan Law School. Mr. Neff serves on the board of directors of Resource Capital Corporation, (NYSE: RSO), a publicly traded real estate investment trust, as well as several privately held organizations including Neuronetics, Inc., Optherion, Inc., RainDance Technologies, Inc. and Regado Biosciences, Inc. Mr. Neff also served on the board of directors of Amicus Therapeutics, Inc. from 1996 until 2011. Mr. Neff has served on the board of directors of the National Venture Capital Association since 2009. Among other experience, qualifications, attributes and skills, Mr. Neff’s experience in the venture capital industry led to the conclusion of our Board that he should serve as a director of our company in light of our business and structure.

CORPORATE GOVERNANCE

Information About the Board of Directors and its Committees

Board Composition

Our Board currently consists of eight members. Our certificate of incorporation and bylaws provide for a classified board of directors, consisting of three classes as follows:

•	Class I, which consists of Dr. Fernandes and Mr. Gill, and whose terms expire will expire at our 2015 annual meeting;

•	Class II, which consists of Dr. Goldstein and Mr. Johnson, and whose terms expire at the annual meeting; and

•	Class III, which consists of Dr. Kent, Dr. Kong and Mr. Neff, and whose terms will expire at our 2014 annual meeting.

Directors elected at this meeting and each subsequent annual meeting will be elected for three-year terms or until their successors are duly elected and qualified.

We have historically separated the position of Chairman, currently independent director Garheng Kong, M.D., Ph.D., and that of Chief Executive Officer, currently Prabhavathi Fernandes, Ph.D. While the Board believes that separation of these positions has served our company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer.

Selection of Nominees for our Board of Directors

To be considered as a director nominee, an individual must have, among other attributes: high personal and professional ethics, integrity and values; commitment to our company and its shareholders; an inquisitive and objective perspective and mature judgment; availability to perform all Board and committee responsibilities; and independence. In addition to these minimum requirements, the Nominating and Governance Committee will also evaluate whether the nominee’s skills are complementary to the existing directors’ skills and the Board’s need for operational, management, financial, international, industry-specific or other expertise. We do not have a specific written policy with regard to the consideration of diversity in identifying director nominees. We focus on identifying nominees with experience, qualifications, attributes and skills to work with the other directors to serve the long-term interests of our shareholders. All those matters being equal, we do and will consider diversity a positive additional characteristic in potential nominees.

The Nominating and Governance Committee invites Board members to submit nominations for director. In addition to candidates submitted by Board members, director nominees recommended by shareholders will be considered. Shareholder recommendations must be made in accordance with the procedures described in the following paragraph and will receive the same consideration that other nominees receive. All nominees are evaluated by the Nominating and Governance Committee to determine whether they meet the minimum qualifications and whether they will satisfy the Board’s needs for specific expertise at that time. The Committee recommends to the full Board nominees for election as directors at our annual meeting of shareholders.

Our bylaws permit any shareholder of record to nominate directors. You must give written notice of your intent to make nominations by personal delivery or by certified mail, postage prepaid, to our Secretary. Any such timely notice will be forwarded to the Nominating and Governance Committee. If the election is to be held at the annual meeting of shareholders, you must give your notice not more than 90 days nor less than 60 days before the meeting. If the election is to be held at a special meeting of shareholders called to elect directors, you must give your notice by the tenth business day following the date on which notice of the special meeting is first given to shareholders.

Your notice must include the following: (1) your name and address, as they appear on the our books, and the name and residence address of the persons to be nominated; (2) the class and number of shares which you beneficially own; (3) whether and the extent to which you have engaged in any hedging or other transaction or series of transactions, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for you, or to increase or decrease your voting power with respect to any share of our stock; (4) a representation that you are a shareholder of record of our company entitled to vote at the meeting and intend to appear in person or by proxy to nominate the persons specified in your notice; (5) a description of all arrangements or understandings between you and each nominee and any other persons, by name, as to how you will make the nominations; (6) all other information regarding each nominee you propose which is required to be disclosed in a solicitation of proxies for election of directors or is required under Regulation 14A of the Securities Exchange Act of 1934, including any information required to be included in a proxy statement if the nominee had been nominated by the Board; and (7) the written consent of each nominee to be named in a proxy statement to serve as a director, if elected.

No shareholder has nominated anyone for election as a director at this annual meeting.

Board Committees

Our Board has established an Audit Committee, Compensation Committee and Nominating and Governance Committee. Our Audit Committee consists of Mr. Gill (Chair), Mr. Johnson and Dr. Kong. Our Compensation Committee consists of Dr. Kong (Chair), Dr. Kent and Mr. Neff. Our Nominating and Governance Committee consists of Dr. Goldstein (Chair) and Mr. Johnson.

Our Board has undertaken a review of the independence of our directors and has determined that all directors except Dr. Fernandes are independent within the meaning of Section 5605(a)(2) of the NASDAQ Marketplace Rules and that Dr. Kong, Mr. Johnson and Mr. Gill meet the additional test for independence for audit committee members imposed by Securities and Exchange Commission, or SEC, regulation and Section 5605(c)(2)(A) of the NASDAQ Marketplace Rules. The members of our Compensation Committee are all independent within the meaning of Section 5606(a)(2) of the NASDAQ Marketplace Rules.

Each of the above-referenced committees operates pursuant to a formal written charter. The charters for each committee, which have been adopted by our Board, contain a detailed description of the respective committee’s duties and responsibilities and are available on our website at www.cempra.com under the “Investor Relations – Corporate Governance” tab.

Audit Committee

The primary purpose of our Audit Committee is to assist the Board in the oversight of the integrity of our accounting and financial reporting process, the audits of our consolidated financial statements, and our compliance with legal and regulatory requirements. The Audit Committee is responsible for hiring the independent registered public accounting firm, reviewing and approving the planned scope of the annual audit and pre-approving all audit services and permissible non-audit services provided by our independent registered public accounting firm. Its role also includes meeting with management and our independent registered public accounting firm to review our annual audited financial statements and quarterly financial statements. The Audit Committee monitors the integrity of our financial statements, the performance of our internal audit function and our compliance with regulatory and legal requirements.

Compensation Committee

The primary purpose of our Compensation Committee is to assist our Board in exercising its responsibilities relating to compensation of our executive officers and employees and to administer our equity compensation and other benefit plans. In carrying out these responsibilities, this committee reviews all components of executive officer and employee compensation for consistency with its compensation philosophy, as in effect from time to time. Our Compensation Committee is responsible for reviewing and recommending to our Board the compensation paid to directors, as well as designing and implementing compensation policies for our key personnel, including executive officers and employees. Finally, the Compensation Committee has the authority to obtain, at our expense, the advice and assistance of internal or external advisers, experts and others to assist the Committee.

Nominating and Governance Committee

The primary purpose of our Nominating and Governance Committee is to assist our Board in promoting the best interest of our company and our shareholders through the implementation of sound corporate governance principles and practices. The Nominating and Governance Committee is also responsible for identifying and evaluating candidates to serve on our Board, developing and recommending an annual self-evaluation process for our Board and overseeing the self-evaluation process.

Information Regarding Meetings of the Board and Committees

The business of our company is under the general oversight of our Board as provided by the laws of Delaware and our bylaws. During the fiscal year ended December 31, 2012, the Board held 12 meetings and also conducted business by written consent, the Audit Committee held six meetings, the Compensation Committee held three meetings and the Nominating and Governance Committee held two meetings. Each person who was a director during 2012 attended at least 75% of the Board meetings and the meetings of the committee on which he or she served except for John Johnson who attended 50% of the combined Board and Nominating and Governance Committee meetings held in 2012 (he attended all meetings of the Nominating and Governance Committee held in 2012) due to prior business engagements.

We do not have a formal written policy with respect to Board members’ attendance at our annual meetings of shareholders. To save on reimbursable travel expenses, only Dr. Fernandes attended our 2012 Annual Meeting of Shareholders.

Risk Oversight

Our Board is responsible for our company’s risk oversight and has delegated that role to the Audit Committee. In fulfilling that role, the Audit Committee focuses on our general risk-management strategy, the most significant risks facing our company, and ensures that risk-mitigation strategies are implemented by management. The Compensation Committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our company. The Nominating and Governance Committee seeks to minimize risks related to governance structure by implementing sound corporate governance principles and practices. Each of the committees regularly reports to the full Board as appropriate on its efforts at risk oversight, and will report any matter that rises to the level of a material or enterprise-level risk.

PROPOSAL NO. 2 – APPROVAL OF THE AMENDMENT TO THE 2011 EQUITY INCENTIVE PLAN

Our Board of Directors and our shareholders approved our 2011 Equity Incentive Plan, or the 2011 Plan, in October 2011. When adopted, an aggregate of 1,526,316 shares was reserved for issuance under the 2011 Plan. On January 1, 2013 an additional 105,263 shares were added automatically to the share reserve pursuant to the Plan. Through March 31, 2013, options issued under the 2011 Plan and still outstanding totaled 1,039,390 shares. In addition, 2,500 options have been exercised and 12,500 options forfeited under the 2011 Plan through March 31, 2013. As a result, as of March 31, 2013, there are only 589,689 shares currently available for issuance under the 2011 Plan. The Board has approved increasing the number of shares available for issuance under the 2011 Plan by 1,500,000 shares. If the amendment to the 2011 Plan is approved at the meeting, there will be a total of 3,131,579 shares of common stock reserved for issuance under the 2011 Plan with a total of 2,089,689 shares available for issuance in the form of new grants (assuming the amendment were effective at March 31, 2013).

The 2011 Plan, currently administered by our Compensation Committee, authorizes our Board or Compensation Committee to grant stock options and other equity awards to eligible employees, directors and consultants and is structured to allow our Board or Compensation Committee broad discretion in creating equity incentives. We believe that equity awards made under the 2011 Plan are an important incentive for our employees and our directors. Equity awards, which to date have consisted entirely of option grants, are a significant part of our ability to attract, retain and motivate people whose skills and performance are critical to our success. Our goal is to link employee compensation to corporate performance because we believe that this increases employee motivation to improve shareholder value. We have, therefore, consistently included equity incentives as a significant component of compensation for our employees as well as our directors.

As of March 31, 2013, we had 25 employees. In order to retain the services of existing employees, it might be necessary to grant additional options to such employees. In addition, we expect to need additional staff to support any launch of our product candidates. Our Board believes that the remaining 589,689 shares of common stock available for issuance under the 2011 Plan as of March 31, 2013 are insufficient to accomplish the purposes of the 2011 Plan as described above.

Vote Required

Approval of the amendment to our 2011 Plan requires the affirmative vote of a majority of the votes cast at the meeting.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the approval of the amendment to the 2011 Plan to increase the number of shares of common stock reserved for issuance thereunder from 1,631,579 shares to 3,131,579 shares.

Recommendation

The Board unanimously recommends that shareholders vote FOR the approval of the amendment to the 2011 Plan to increase the number of shares of common stock reserved for issuance thereunder from 1,631,579 shares to 3,131,579 shares.

Summary of the 2011 Plan

Stock Awards. Our 2011 Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards (including performance stock awards), restricted stock unit awards (including performance stock unit awards), stock appreciation rights and other forms of equity compensation, or collectively, stock awards. Incentive stock options may be granted only to employees. All other awards may be granted to employees (including officers), consultants and non-employee directors. To date, we have only granted stock options under the 2011 Plan.

Share Reserve. The aggregate number of shares of our common stock that may be issued pursuant to stock awards under our 2011 Plan is currently 1,631,579 shares. The number of shares of our common stock reserved for issuance under the 2011 Plan will automatically increase on January 1 of each year, starting on January 1, 2013 and continuing through January 1, 2021, by the least of (a) 4% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (b) 105,263 shares, or (c) such lesser number of shares of common stock as determined by our Board.

Shares that are forfeited prior to becoming fully vested may become available for the grant of new stock awards under our 2011 Plan. Shares issued under our 2011 Plan may be previously unissued shares or reacquired shares bought on the open market. As of March 31, 2013, options covering an aggregate of 1,054,390 shares have been granted, 2,500 shares of our common stock have been issued and 12,500 options have been forfeited, under our 2011 Plan.

Administration. Our Board has delegated its authority to administer our 2011 Plan to our Compensation Committee. Subject to the terms of our 2011 Plan, our Compensation Committee determines award recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, our Compensation Committee also determines the exercise price of options granted, the consideration (if any) to be paid for other types of stock awards and the strike price of stock appreciation rights.

Stock Options. Incentive and nonstatutory stock options are granted pursuant to award agreements adopted by our Compensation Committee. Our Compensation Committee determines the exercise price for a stock option, within the terms and conditions of our 2011 Plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under our 2011 Plan vest at the rate specified by our Compensation Committee.

The Compensation Committee determines the term of stock options granted under our 2011 Plan, up to a maximum of 10 years, except in the case of certain incentive stock options, as described below. Unless the terms of the award agreement provide otherwise, if an optionholder’s relationship with us, or any of our affiliates, ceases for any reason other than for cause, disability or death, the optionholder may exercise any vested options for a period of three months following the cessation of service. If an optionholder’s service relationship with us is terminated for cause, then the option terminates immediately. If an optionholder’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may exercise any vested options for a period of 12 months. The Compensation Committee may extend the exercise period in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the Compensation Committee and may include (a) cash or, if permitted by the Compensation Committee, its equivalent, (b) the tender of common stock previously owned by the optionholder, (c) net exercise (d) delivering a properly executed notice of exercise of the option to us and a broker, with irrevocable instructions to the broker promptly to deliver to us the amount necessary to pay the exercise price of the option or (e) any combination of (a), (b), (c) or (d).

Unless the Compensation Committee provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may designate a beneficiary, however, who may exercise the option following the optionholder’s death.

Limitations on Incentive Stock Options. Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any of our affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and (b) the term of the incentive stock option does not exceed five years from the date of grant.

Restricted Stock Awards. Restricted stock awards are granted pursuant to award agreements adopted by our Compensation Committee. Restricted stock awards may be granted for consideration (in addition to past services), as determined by the Compensation Committee. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the Compensation Committee. Upon termination of service for any reason, restricted stock must be offered to us for purchase for the amount of cash (or cash equivalents) paid for the shares of common stock or forfeited if no cash (or cash equivalent) was so paid.

Restricted Stock Unit Awards. Restricted stock unit awards are granted pursuant to award agreements adopted by our Compensation Committee. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by our Compensation Committee, or in any other form of consideration set forth in the award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Performance Stock Awards. Our 2011 Plan permits the grant of performance stock awards (either a restricted stock award or restricted stock award unit) pursuant to award agreements adopted by our Compensation Committee. The performance stock or performance stock units will be issued only upon the achievement of certain pre-established performance goals during a designated performance period. Upon termination of service for any reason prior to the performance period, all performance stock and performance stock units will be forfeited except as determined by the Compensation Committee in certain circumstances.

Stock Appreciation Rights. Stock appreciation rights are granted pursuant to award agreements adopted by the Compensation Committee. If issued, the Compensation Committee will determine the strike price for a stock appreciation right which cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under our 2011 Plan vests at the rate specified in the stock appreciation right agreement as determined by our Compensation Committee.

Our Compensation Committee determines the term of stock appreciation rights granted under our 2011 Plan, up to a maximum of 10 years. If a participant’s service relationship with us, or any of our affiliates, ceases without cause, then the participant may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. If a participant’s service relationship with us, or any of our affiliates, ceases for cause, then all the vested SARs terminate immediately. If a participant’s service relationship with us, or any of our affiliates, ceases due to death or disability, then the participant (or his or her beneficiary) may exercise any vested stock appreciation right for one year (or such longer or shorter period specified in the award agreement) after the date such service relationship ends. In no event, however, may a stock appreciation right be exercised beyond the expiration of its term.

Other Stock Awards. The Compensation Committee may grant awards of unrestricted shares of common stock to an employee, non-employee director or consultant that is fully vested on the date made.

Changes to Capital Structure. In the event of a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the maximum number and types of shares reserved under our 2011 Plan, (b) the number and type of shares issuable upon exercise, vesting or payment of outstanding options, stock appreciation rights and restricted stock units under our 2011 Plan (as well as the option price per share under outstanding options and the fair market value of a share on the date an outstanding stock appreciation right was granted), and (c) in the event of a spin-off from us or other non-cash dividend on the outstanding shares of common stock, equitable adjustments to the exercise price of all outstanding options, stock appreciation rights and restricted stock units and to the number of shares underlying such awards.

Corporate Transactions. The 2011 Plan provides that, in the event of a sale, lease or other disposition of all or substantially all of our assets or specified types of mergers or consolidations (each, a “corporate transaction”), any surviving or acquiring corporation shall either assume awards outstanding under the 2011 Plan or substitute similar awards for those outstanding under the 2011 Plan. If any surviving corporation declines to assume awards outstanding under the 2011 Plan or to substitute similar awards, then, with respect to participants whose service with us has not terminated prior to the time of such corporate transaction, unless otherwise determined by our Board, the vesting and the time during which such awards may be exercised will be accelerated in full, and all outstanding awards will terminate if the participant does not exercise such awards at or prior to the corporate transaction. With respect to any awards that are held by other participants that terminated service with us prior to the corporate transaction, the vesting and exercisability provisions of such awards will not be accelerated and such awards will terminate if not exercised prior to the corporate transaction. For all participants that are terminated in connection with, or if the awards are assumed or substituted within one year after, a corporate transaction, a minimum of the greater of 50% of the otherwise unvested portion of their award and the portion of such award that would otherwise vest during the one year after the corporate transaction shall vest and become immediately exercisable.

Changes in Control. Our Board has the discretion to provide that a stock award under the 2011 Plan will immediately vest as to all or any portion of the shares subject to the stock award (a) immediately upon the occurrence of certain specified change in control transactions, whether or not such stock award is assumed, continued or substituted by a surviving or acquiring entity in the transaction or (b) in the event a participant’s service with us or a successor entity is terminated actually or constructively within a designated period following the occurrence of certain specified change in control transactions. Stock awards held by participants under the 2011 Plan will not vest automatically on such an accelerated basis unless specifically provided in the participant’s applicable award agreement.

For purposes of the 2011 Plan, a change in control is the occurrence of one or more of the following events:

•	a transaction in which one person or a group acquires stock that, combined with stock previously owned, controls more than 50% of our value or voting power;

•

a merger, consolidation or similar transaction involving us (directly or indirectly) in which our shareholders immediately before the transaction do not own at least 50% of the outstanding securities following such transaction;

•	our complete liquidation or dissolution;

•

a sale, lease, license or other disposition of all or substantially all of our assets, other than to an entity in which more than 50% of the voting power is owned by our shareholders in substantially the same proportions as their ownership of our voting securities immediately prior to such transaction; or

•	a majority of our Board is replaced by persons whose appointment or election is not endorsed by a majority of our Board.

PROPOSAL NO. 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to its charter, the Audit Committee of our Board has appointed the firm PricewaterhouseCoopers LLP, Raleigh, North Carolina, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2013. While the Audit Committee is solely responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm, the Committee and the Board are requesting that the shareholders ratify this appointment. If the shareholders ratify this appointment, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it believes that doing so would be in the best interests of our shareholders. If the shareholders do not ratify this appointment, the Audit Committee may reconsider, but might not change, its appointment.

PricewaterhouseCoopers LLP, or PwC, has audited our financial statements annually since our formation in November 2005. Representatives of PwC are expected to be present at the annual meeting of shareholders with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting.

Voting by the Proxies

The proxies will vote your common stock in accordance with your instructions. Unless you give specific instructions to the contrary, your common stock will be voted for the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

Recommendation

The Board unanimously recommends that shareholders vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table shows the number of shares of our common stock beneficially owned as of March 31, 2013 by:

•	each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;

•	each director and nominee for director;

•	each of our executive officers named in the Summary Compensation Table below (the “Named Executive Officers”); and

•	all of our current directors and executive officers as a group.

This table is based upon the information supplied by our Named Executive Officers, directors and principal shareholders and from Schedules 13D and 13G filed with the SEC. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown, and their address is c/o Cempra, Inc., 6340 Quadrangle Drive, Suite 100, Chapel Hill, North Carolina 27517. As of March 31, 2013, we had 24,903,774 shares of common stock outstanding. Share ownership in each case also includes shares issuable upon exercise of outstanding options that can be exercised within 60 days after March 31, 2013 for purposes of computing the percentage of common stock owned by the person named. Options owned by a person are not included for purposes of computing the percentage owned by any other person.

Name and Address of Beneficial Owner	Number of shares beneficially owned	Percentage of shares beneficially owned
5% or greater shareholders:
Intersouth Partners VI, L.P. and its affiliates(1)	3,355,762	13.45%
406 Blackwell Street, Suite 200 Durham, NC 27701
Aisling Capital II, LP(2)	3,332,278	13.36%
888 Seventh Avenue, 30th Floor New York, NY 10106
Quaker BioVentures II, L.P.(3)	3,300,601	13.23%
Cira Centre 2929 Arch Street, Suite 325 Philadelphia, PA 19104
Wasatch Advisors, Inc.(4)	2,547,090	10.23%
150 Social Hall Avenue, 4th Floor Salt Lake City, UT 84111
I. Wistar Morris, III and his affiliates(5)	1,768,238	7.09%
234 Broughton Lane Villanova, PA 19085

Deerfield Management Company, L.P. and its affiliates (6)	1,335,461	5.36%
780 Third Avenue, 37th Floor New York, NY 10017

Directors and Named Executive Officers:
Richard Kent, M.D.(7)	3,377,012	13.54%
Dov Goldstein, M.D.(8)	3,353,528	13.44%
P. Sherrill Neff(9)	3,321,851	13.32%

Name and Address of Beneficial Owner	Number of shares beneficially owned	Percentage of shares beneficially owned
Prabhavathi Fernandes, Ph.D.(10)	537,230	2.16%
Mark W. Hahn(11)	91,856	*
John H. Johnson(12)	47,122	*
Garheng Kong, M.D., Ph.D.(13)	43,490	*
David Gill(14)	31,250	*
All current executive officers and directors as a group (8 persons)(15)	10,803,339	43.18%

*	Less than 1%.
(1)	Includes (i) 1,970,728 shares of held by Intersouth Partners VI, L.P. and 1,345,558 shares held by Intersouth Partners VII, L.P. and (ii) 15,790 shares and 23,686 shares issuable upon the exercise of warrants held by Intersouth Partners VI, L.P. and Intersouth Partners VII, L.P., respectively. The shares directly held by Intersouth Partners VI, L.P. (“Intersouth VI”) are indirectly held by Intersouth Associates VI, LLC (“ISA VI”), as general partner of Intersouth VI, and each of the individual managing members of ISA VI. The individual managing members (collectively, the “ISA VI Member Managers”) of ISA VI are Mitch Mumma and Dennis Dougherty. ISA VI Member Managers may share voting and dispositive power over the shares directly held by Intersouth VI. The shares held directly by Intersouth Partners VII, L.P. (“Intersouth VII”) are indirectly held by Intersouth Associates VII, LLC (“ISA VII”), as general partner of Intersouth VII, and each of the individual managing members of ISA VII. The individual managing members (collectively, the “ISA VII Member Managers”) of ISA VII are Mitch Mumma and Dennis Dougherty.
(2)	Includes (i) 3,293,060 shares and (ii) 39,218 shares issuable upon the exercise of warrants. The shares directly held by Aisling Capital II, LP (“Aisling”) are indirectly held by Aisling Capital Partners, LP (“Aisling GP”), as general partner of Aisling, Aisling Capital Partners, LLC (“Aisling Partners”), as general partner of Aisling GP, and each of the individual managing members of Aisling Partners. The individual managing members (collectively, the “Aisling Managers”) of Aisling Partners are Dennis Purcell, Dr. Andrew Schiff and Steve Elms. Each of Aisling, Aisling GP and Aisling Partners may be deemed to have sole power to direct the voting and disposition of the shares directly held by Aisling. The Aisling Managers may share voting and dispositive power over the shares directly held by Aisling.
(3)	Includes (i) 3,262,154 shares and (ii) 38,447 shares issuable upon the exercise of warrants. The shares directly held by Quaker BioVentures II, L.P. (“Quaker BioVentures”) are indirectly held by Quaker BioVentures Capital II, L.P. (“Quaker Capital LP”), as general partner of Quaker BioVentures and Quaker BioVentures Capital II, LLC (“Quaker Capital LLC”), as general partner of Quaker Capital LP.
(4)	Includes (i) 1,366,958 shares held by Wasatch Small Cap Growth Fund, (ii) 113,483 shares held by Wasatch Ultra Growth Fund, (iii) 190,356 shares held by Wasatch Micro Cap Fund, and (iv) 876,293 shares held by accounts separately managed by Wasatch Advisors, Inc., referred to as the Separate Accounts. Wasatch Advisors, Inc. is the investment advisor for Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Micro Cap Fund, and the Separate Accounts. Wasatch Advisors, Inc., through its portfolio managers, has voting and dispositive authority over the shares held by Wasatch Small Cap Growth Fund, Wasatch Ultra Growth Fund, Wasatch Micro Cap Fund, and the Separate Accounts. Jeff Cardon, John Malooly and Dan Chace, respectively, have voting and dispositive authority over these shares and disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein.
(5)	Includes (i) 744,533 shares held by I. Wistar Morris, III, 517,566 shares held by Martha Morris and 474,616 shares held by Cotswold Foundation, and (ii) 13,635 shares, 9,345 shares and 8,543 shares issuable upon the exercise of warrants held by Mr. Morris, Mrs. Morris and Cotswold Foundation, respectively. Mr. Morris is the spouse of Martha Morris and a trustee of Cotswold Foundation. Mr. Morris shares voting power with respect to the securities owned by Mrs. Morris and Cotswold Foundation. Mr. Morris disclaims beneficial ownership of the shares held by Mrs. Morris and Cotswold Foundation, except to the extent of any pecuniary interest therein.
(6)	Includes 616,793 shares directly held by Deerfield Special Situations Fund, L.P. (“Deerfield SS Fund”), and 718,668 shares held by Deerfield Special Situations International Master Fund, L.P. (“Deerfield SS International”). Deerfield MGMT, L.P. (“Deerfield MGMT”) is the general partner, and Deerfield Management Company, L.P. (“Deerfield Management”) is the investment advisor, of Deerfield SS Fund and Deerfield SS International. James E. Flynn, president of the general partners of Deerfield MGMT and Deerfield Management, holds voting and dispositive power over the shares held by Deerfield SS Fund and Deerfield SS International.

(7)	Consists of (i) 21,250 shares that Dr. Kent has the right to acquire from us within 60 days of March 31, 2013 pursuant to the exercise of stock options, (ii) 1,970,728 shares held by Intersouth Partners VI, L.P., 1,345,558 shares held by Intersouth Partners VII, L.P. and (iii) 15,790 shares and 23,686 shares issuable upon the exercise of warrants held by Intersouth Partners VI, L.P. and Intersouth Partners VII, L.P., respectively. Dr. Kent, a member of our Board of Directors, is a partner of Intersouth Partners, the general partner of Intersouth Partners VI, L.P. and Intersouth Partners VII, L.P. Dr. Kent disclaims beneficial ownership of these shares held by Intersouth Partners VI, L.P. and Intersouth Partners VII, L.P., except to the extent of any pecuniary interest therein.
(8)	Consists of (i) 21,250 shares that Dr. Goldstein has the right to acquire from us within 60 days of March 31, 2013 pursuant to the exercise of stock options, (ii) 3,293,060 shares held by Aisling Capital II, LP and (iii) 39,218 shares issuable upon the exercise of warrants held by Aisling Capital II, LP. Dr. Goldstein, a member of our Board, is a member of the investment committee of Aisling Capital II, LP. Dr. Goldstein disclaims beneficial ownership of these shares held by Aisling Capital II, LP, except to the extent of any pecuniary interest therein.
(9)	Consists of (i) 21,250 shares that Mr. Neff has the right to acquire from us within 60 days of March 31, 2013 pursuant to the exercise of stock options, (ii) 3,262,154 shares held by Quaker BioVentures II, L.P. and (iii) 38,447 shares issuable upon the exercise of warrants held by Quaker BioVentures II, L.P. Mr. Neff, a member of our Board, is a managing member of Quaker BioVentures Capital II, LLC, the general partner of Quaker BioVentures Capital II, L.P., the general partner of Quaker BioVentures II, L.P. Pursuant to powers of attorney granted by Quaker BioVentures Capital II, LLC and Quaker BioVentures Capital II, L.P., Mr. Neff shares voting power with respect to the securities owned by the entities for which these entities serve as general partners. Mr. Neff disclaims beneficial ownership of the shares held by Quaker BioVentures II, L.P., except to the extent of any pecuniary interest therein. He also disclaims beneficial ownership of the shares issuable under the stock options, which he holds beneficially for Quaker Partners Management, LP, except to the extent of any pecuniary interest therein.
(10)	Includes (i) 203,684 shares held by Dr. Fernandes, and (ii) 333,546 shares that Dr. Fernandes has the right to acquire from us within 60 days of March 31, 2013 pursuant to the exercise of stock options.
(11)	Consists of 91,856 shares that Mr. Hahn has the right to acquire from us within 60 days of March 31, 2013 pursuant to the exercise of stock options.
(12)	Consists of 47,122 shares that Mr. Johnson has the right to acquire from us within 60 days of March 31, 2013 pursuant to the exercise of stock options.
(13)	Consists of 43,490 shares that Dr. Kong has the right to acquire from us within 60 days of March 31, 2013 pursuant to the exercise of stock options.
(14)	Consists of 31,250 shares that Mr. Gill has the right to acquire from us within 60 days of March 31, 2013 pursuant to the exercise of stock options.
(15)	Includes 117,141 shares issuable upon the exercise of warrants and 611,014 shares subject to options that will be exercisable within 60 days of March 31, 2013 pursuant to the exercise of stock options.

DIRECTOR COMPENSATION

Director Compensation in Fiscal 2012

The following table shows the compensation earned by each non-employee director of our company for the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Dov Goldstein, M.D.	$36,000	$114,300	$—	$150,300
John H. Johnson	33,750	114,300	—	148,050
Richard Kent, M.D.	30,000	114,300	—	144,300
Garheng Kong, M.D., Ph.D.	63,750	137,160	—	200,910
I. Wistar Morris, III(3)	—	114,300	—	114,300
P. Sherrill Neff	30,000	114,300	—	144,300
David Gill	37,500	188,750	—	226,250

(1)	The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 of the financial statements included in our annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 7, 2013.
(2)	At December 31, 2012, the following directors held options to purchase common shares in the following amounts: Dr. Goldstein, 15,000 shares; Mr. Johnson, 43,784 shares; Dr. Kent, 15,000 shares; Dr. Kong, 46,784 shares; Mr. Neff, 15,000; and Mr. Gill, 18,750.
(3)	Mr. Morris ceased to be a director on May 23, 2012.

Directors Compensation Plan

Prior to our initial public offering in February 2012, we did not pay our non-employee directors any cash compensation other than John Johnson (as described above) and one other former director, and only provided equity compensation, in the form of options, to Mr. Johnson (as described above), Dr. Garheng Kong and one other former director. Subsequent to our initial public offering, our Board, with the assistance of Pay Governance, LLC, an independent compensation consultant, determined that compensation for directors should be a mix of cash and equity-based compensation. Beginning March 20, 2012, all members of the Board receive an annual cash retainer of $35,000. The Chairman of the Board, if not a Named Executive Officer, receives an additional annual cash retainer of $35,000. The chairman of our Audit Committee receives an additional annual cash retainer of $15,000. The chairman of our Compensation Committee receives an additional cash retainer of $15,000 in 2012, reduced to $10,000 for each year thereafter. The chairman of the Nominating and Governance Committee receives an additional annual cash retainer of $8,000. Other members of our Audit Committee, Compensation Committee and Nominating and Governance Committee receive additional annual cash retainers of $5,000. Beginning in 2012, each director receives an initial grant of 25,000 option shares when first appointed to the Board and thereafter annual grants of 15,000 option shares. The Chairman of the Board, if not a Named Executive Officer, receives an additional annual grant of 3,000 option shares.

EXECUTIVE COMPENSATION

Compensation Objectives and Components

Our Chief Executive Officer and Chief Financial Officer are our only executive officers, who we refer to as our Named Executive Officers. Our Board has delegated responsibility for creating and reviewing the compensation of our entire senior management team, including our Named Executive Officers, to the Compensation Committee of our Board.

The primary objectives of the Compensation Committee with respect to executive compensation are to attract, retain and motivate executive officers who will make important contributions to the achievement of our business goals and success. The Compensation Committee believes that the most effective executive compensation program will reward the achievement of annual, long-term and strategic goals of our company. Our executive compensation program has been designed to link short- and long-term cash and equity incentives to the achievement of measurable corporate and individual performance objectives, and to align executives’ incentives with shareholder value creation. To achieve these objectives, the Compensation Committee has recommended that we maintain, and expects to continue to recommend further implementation of, compensation plans that tie a substantial portion of our Named Executive Officers’ overall compensation to our research, development, and operational performance.

Prior to our initial public offering in February 2012, we had not retained compensation consultants to review our policies and procedures relating to executive compensation. The Compensation Committee, with the input of management, developed our compensation plans by utilizing publicly available compensation data for national and regional companies in the pharmaceutical industry. The Compensation Committee also considered competitive market practices based on the experience of the members of the Compensation Committee. While disparities in market capitalization, size, product pipeline and other factors may exist, we believe that the practices of national, regional and other companies in the pharmaceutical industry provide us with appropriate comparative compensation guidance, because these companies operate in our same industry, tend to have similar organizational structures and tend to compete with us for executives and other employees. We selected companies against which to measure our compensation practices in an informal manner and did not establish a definitive group of peer companies against which we measured ourselves. The companies we selected depended on the data that was available to us, publicly or otherwise, at the time we reviewed our compensation practices. Subsequent to our initial public offering, we engaged Pay Governance, LLC, an independent compensation consultant, to review our executive compensation practices. The Compensation Committee, with the assistance of Pay Governance, developed a group of 15 public companies as our peers, which peer group was used by Pay Governance to conduct an executive compensation benchmarking study in March 2012. Based on the results of this benchmarking study, as well as other factors considered by the Compensation Committee, the Compensation Committee increased the salaries of our named executive officers and their target bonuses in 2012 to be more competitive. In the future, the Compensation Committee intends to use information provided from that review, as well as information gathered by the Committee as it has done in the past, to guide our policies and procedures relating to executive compensation.

Based on these overall objectives and philosophy, the Compensation Committee has designed an executive compensation program that generally seeks to bring base salaries and total executive compensation in line with the companies at a similar stage of clinical development represented in the compensation data we review. Our program allows the Compensation Committee to determine each component of an executive’s compensation based on a number of factors, including (a) the executive’s overall experience and skills (with an emphasis on particular industry experience), (b) the executive’s position and responsibilities in comparison to other executives at the company and (c) the demand within our market for the executive’s skills relative to other executives in our industry.

The principal components of our executive compensation program are base salary, annual bonus, and long-term incentives. Our Compensation Committee believes that each component of executive compensation must be evaluated and determined with reference to competitive market data, individual and corporate performance, our recruiting and retention goals, internal equity and consistency, and other information we deem relevant. We believe that in the pharmaceutical industry stock option awards are a primary motivator in attracting and retaining executives, in addition to salary and cash incentive bonuses. The Board, generally based on a recommendation of the Compensation Committee, approves all salary increases, as well as bonuses and stock option awards, if any, for Named Executive Officers. Annual base salary increases and annual bonuses, to the extent granted, are generally implemented during the first calendar quarter of the year.

We provide base salaries for our Named Executive Officers to compensate them for their services rendered during the fiscal year. Base salaries for our Named Executive Officers have been established based on their position and scope of responsibilities, their prior experience and training, and competitive market compensation data we review for similar positions in our industry. Base salaries are reviewed periodically and may be increased for merit reasons based on the executive’s performance, for retention reasons or if the base salary is not competitive to salaries paid by comparative companies for similar positions. Additionally, we may adjust base salaries throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

We have also implemented an annual cash incentive performance program, under which annual corporate goals are proposed by management and approved by the Compensation Committee at the start of each calendar year. These corporate goals include the achievement of qualitative operational goals and predefined research and development milestones. Each goal is weighted as to importance by the Compensation Committee. The individual performance of our Named Executive Officers is based on the level of achievement of a combination of corporate goals and goals related to their respective areas of responsibility. Annual cash bonuses granted to our Named Executive Officers are tied to the achievement of these corporate goals.

Our equity-based long-term incentive program is designed to align our Named Executive Officers’ long-term incentives with shareholder value creation. We believe that long-term participation by our executive officers in equity-based awards is a critical factor in the achievement of long-term company goals and business objectives. Our 2006 Plan allowed and our 2011 Plan allows the grant to executive officers of stock options, as well as other forms of equity incentives, as part of our overall compensation program. We typically make an initial award of stock options to new executives in connection with the commencement of their employment. These grants generally have an exercise price equal to the fair market value of our common stock on the grant date and a vesting schedule of 1/4 vesting after one year and the remaining award vesting in equal monthly installments over the next three years. The initial stock option awards are intended to provide the executive with incentive to build value in our company over an extended period of time and to maintain competitive levels of total compensation. The size of the initial stock option award is determined based on numerous factors, including the executive’s skills and experience, the executive’s responsibilities with us and an analysis of the practices of national, regional and other companies in the pharmaceutical industry similar in size to us. Thereafter, our practice is to make annual stock option awards as part of our overall performance management program. Typically, these grants are made to ensure the executive’s average equity and option amounts are in line with similar positions at comparable companies. As with base salary and initial equity award determinations, a review of all components of the executive’s compensation is conducted when determining annual equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives.

Other Compensation

We maintain broad-based benefits and perquisites that are provided to all eligible employees, including health insurance, life and disability insurance, dental insurance and paid vacation.

Severance and Change in Control Benefits

We do not have employment arrangements with either of our Named Executive Officers or any other employee. As such, none of our Named Executive Officers are entitled to severance or change in control benefits. However, each Named Executive Officer is entitled to receive any amounts earned during the term of his or her employment, including salary and unused vacation pay regardless of the manner in which a Named Executive Officer’s employment terminates.

Tax and Accounting Considerations

U.S. federal income tax generally limits the tax deductibility of compensation we pay to our Named Executive Officers to $1.0 million in the year the compensation becomes taxable to the executive officers. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. Rather, we seek to maintain flexibility in how we compensate our executive officers so as to meet a broader set of corporate and strategic goals and the needs of shareholders, and as such, we may be limited in our ability to deduct amounts of compensation from time to time. Accounting rules require us to expense the cost of our stock option grants. Because of option expensing and the impact of dilution on our shareholders, we pay close attention to, among other factors, the type of equity awards we grant and the number and value of the shares underlying such awards.

Summary Compensation Table

The following table sets forth information concerning the compensation paid or accrued to our Named Executive Officers in 2011 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards(1) ($)	Non-equity incentive plan compensation (2) ($)	All other compensation(3) ($)	Total ($)
Prabhavathi Fernandes, Ph.D.	2012	391,356	—	—	762,000	136,779	45,855	1,335,990
Director, President and Chief Executive Officer	2011	275,000	—	—	—	70,744	33,481	308,481
Mark W. Hahn	2012	250,027	—	—	190,500	51,568	24,278	516,373
Executive Vice President and Chief Financial Officer	2011	203,333	—	—		47,569	22,152	225,485

(1)	The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 of the financial statements included in our annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 7, 2013.
(2)	Non-equity incentive plan compensation represents amounts earned in 2011 and 2012 as annual performance awards, which were paid in 2012 and 2013, respectively.
(3)	These amounts represent the following in 2011 and 2012, respectively: for Dr. Fernandes, $9,800 and $10,000 in 401(k) matching contributions, $2,527 and $2,778 in life, disability, and accidental death and dismemberment insurance premiums paid by us on her behalf, and $21,154 and $33,077 in unused paid time off; and for Mr. Hahn, $8,271 and $10,000 in 401(k) matching contributions, $2,458 and $2,528 in life, disability, and accidental death and dismemberment insurance premiums paid by us on his behalf, and $11,423 and $11,750 in unused paid time off.

Employment Arrangements

We do not have employment arrangements with either of our Named Executive Officers or any other employee.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table contains certain information concerning unexercised options for the Named Executive Officers as of December 31, 2012.

		Option Awards
Name	Grant date	Number of securities underlying unexercised options exercisable(#)	Number of securities underlying unexercised options unexercisable(#)	Option exercise price ($)	Option expiration date
Prabhavathi Fernandes, Ph.D.(1)	03/20/12	—	100,000	7.62	03/19/22
	12/08/10	20,349	20,349	2.09	12/07/20
	07/28/10	22,754	11,379	2.09	07/28/20
	08/10/09	68,493	13,701	2.09	08/09/19
	06/03/08	54,273	—	2.47	06/03/18
	08/08/06	12,105	—	1.43	08/07/16

Mark W. Hahn(1)	03/20/12	—	25,000	7.62	03/19/22
	12/08/10	4,537	4,537	2.09	12/07/20
	07/28/10	5,095	2,548	2.09	07/28/20
	02/02/10	38,098	8,792	2.09	02/01/20

(1)

In respect of the awards granted on March 20, 2012, all will vest on the first anniversary of the grant date. In respect of the awards granted on July 28 and December 8, 2010, 1/48th of the options vest at the end of each month over 48 months, beginning on April 26, 2010 for the July options and 30 days after the grant date for the December options. In respect of the awards granted on June 3, 2008 and August 10, 2009, 1/4th of the options vest on the first anniversary of the grant date, and 1/48th of the options vest at the end of each month after the first anniversary over 36 months. In respect of the awards granted on February 2, 2010, 1/48th of the options vest at the end of each month over 48 months, beginning on September 25, 2009.

Potential Payments on Change of Control

We do not have employment arrangements with either of our Named Executive Officers or any other employee. As such, none of our Named Executive Officers are entitled to severance or change in control benefits. However, each Named Executive Officer is entitled to receive any amounts earned during the term of his or her employment, including salary and unused vacation pay regardless of the manner in which a Named Executive Officer’s employment terminates.

SHAREHOLDER COMMUNICATIONS

Shareholders may send any communications regarding Company business to the Board in care of the Secretary of the Company at our principal executive offices located at 6340 Quadrangle Drive, Suite 100, Chapel Hill, North Carolina 27517. The Secretary will forward all such communications to the addressee.

AUDITOR AND AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee has reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2012. The Committee has discussed with PricewaterhouseCoopers LLP, or PwC, our company’s independent registered public accounting firm, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Committee has received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Committee has also considered whether the provision of services other than the audit of our financial statements were compatible with maintaining PwC’s independence.

Based on the review and discussions referred to in the foregoing paragraph, the Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

All members of our Audit Committee are independent under SEC regulation and Section 5605(c)(2)(A) of the NASDAQ Marketplace Rules. The financial literacy requirements of the SEC require that each member of our Audit Committee be able to read and understand fundamental financial statements. In addition, at least one member of our Audit Committee must qualify as an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, and have financial sophistication in accordance with the NASDAQ Marketplace Rules. Our Board has determined that each of Mr. Gill and Mr. Johnson qualifies as an audit committee financial expert.

The Audit Committee pre-approves the engagement of our independent auditor to render any audit services to our company. The Audit Committee also pre-approves any other engagement of our independent auditor, which is limited to specified permitted non-audit services on a case-by-case basis. The Committee generally limits its pre-approval of non-audit services to a specified period of time and, for some services, to a maximum dollar amount.

Submitted on March 31, 2013 by:	THE AUDIT COMMITTEE
David Gill, Chairman
John H. Johnson
Garheng Kong, M.D., Ph.D.

Fees Paid to the Independent Registered Public Accounting Firm

For the years ended December 31, 2011 and December 31, 2012, PwC performed professional services for us. The professional services provided by PwC and the fees billed for those services are set forth below.

Audit Fees

The aggregate fees billed by PwC for the audit of our annual financial statements for the fiscal years ended December 31, 2011 and 2012 were $409,202 and $333,659, respectively.

Audit-Related Fees

No fees were billed by PwC for assurance and related services that were reasonably related to the audit or review of our financial statements for the fiscal years ended December 31, 2011 and 2012, and that are not included in the amounts disclosed above under the caption “Audit Fees.”

Tax Fees

The aggregate fees billed by PwC for tax services for the fiscal years ended December 31, 2011 and 2012 were $64,300 and $48,500, respectively.

All Other Fees

No fees were billed by PwC for services other than those reported above under the captions “Audit Fees” and “Tax Fees” for each of the fiscal years ended December 31, 2011 and 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

With respect to reviewing and approving related-party transactions, the Audit Committee reviews related-party transactions for potential conflicts of interests or other improprieties. Under SEC rules, related-party transactions are those transactions to which we are or may be a party in which the amount involved exceeds $120,000 annually, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and board membership. Our Audit Committee may approve a related-party transaction if it determines that the transaction is in our best interests. Our directors are required to disclose to this Committee or the full Board any potential conflict of interest, or personal interest in a transaction that our Board is considering. Our executive officers are required to disclose any related-party transaction to the Audit Committee. We also poll our directors on an annual basis with respect to related-party transactions and their service as an officer or director of other entities. Any director involved in a related-party transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. Whenever possible, we strive to ensure that the transaction is approved in advance and, if not approved in advance, it must be submitted for ratification as promptly as practical.

In 2012, we did not engage in any related-party transaction and, based on the procedures outlined above, as of the date of this proxy statement we are not aware of any existing or potential related-party transaction.

DEADLINE FOR SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Shareholder proposals to be included in the proxy statement for our next annual meeting of shareholders must be received by us not later than December 16, 2013. Under our bylaws, shareholder proposals to be considered at our next annual meeting must be received by us not later than 60 days prior to that meeting. All submissions must comply with all of the requirements of our bylaws and Rule 14a-8 of the Securities Exchange Act. Proposals should be mailed to Shane Barton, Secretary, Cempra, Inc., 6340 Quadrangle Drive, Suite 100, Chapel Hill, North Carolina 27517.

Management’s proxy holders for the next annual meeting of shareholders will have discretion to vote proxies given to them on any shareholder proposal of which we do not have notice prior to February 28, 2014.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers and directors and persons who own more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These officers, directors and shareholders are required by regulations under the Securities Exchange Act to furnish us with copies of all forms they file under Section 16(a).

Based solely on our review of the copies of forms we have received, we believe that all such required reports have been timely filed except for the following reports that were filed late by the following individuals: (i) a Form 4 to report the grant of options to purchase 15,000 shares was filed on Richard Kent’s behalf on June 22, 2012, when such report was due on March 22, 2012; (ii) a Form 4 to report the grant of options to purchase 15,000 shares was filed on P. Sherrill Neff’s behalf on March 23, 2012, when such report was due on March 22, 2012; and (iii) a Form 4 to report the grant of options to purchase 15,000 shares was filed on Dov A. Goldstein, M.D.’s behalf on March 23, 2012, when such report was due on March 22, 2012

DIRECTIONS TO ANNUAL MEETING AT THE COMPANY’S HEADQUARTERS AT

6340 QUADRANGLE DRIVE, SUITE 100, CHAPEL HILL, NORTH CAROLINA

Driving directions (from I-40):

From the East (including RDU Airport): On Route 40 take Exit 273B for NC-54 E towards Durham. Turn right onto NC-54. At the light, turn right onto Quadrangle Drive. Follow Quadrangle to the end and go around the fountain to Building Four Quadrangle. Cempra is located on the first floor of the IntraHealth Building.

From the West: On Route 40 take Exit 273 for NC-54 for Chapel Hill/Durham. Turn left at NC-54. At the light, turn right onto Quadrangle Drive. Follow Quadrangle to the end and go around the fountain to Building Four Quadrangle. Cempra is located on the first floor of the IntraHealth Building.

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IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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DESIGNATION (IF ANY)

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Electronic Voting Instruction

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by

1:00 a.m., Central Time, on May 23, 2013.

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A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

1. The election as director of the nominees listed below.

For Withhold For Withhold

01 - Dov Goldstein, M.D.

02 - John H. Johnson

For Against Abstain For Against Abstain

2. To approve the amendment to the 2011 Equity Incentive

Plan to increase the number of shares of common stock

reserved for issuance thereunder from 1,631,579 shares

to 3,131,579 shares.

3. The ratification of PricewaterhouseCoopers LLP as the

independent registered public accounting firm for the fiscal year ending December 31, 2013.

B Non-Voting Items

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or

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Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of shareholders.

The Proxy Statement and 2012 Annual Report are available at:

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cempra

Proxy — Cempra, Inc.

6340 Quadrangle Drive, Suite 100, Chapel Hill, North Carolina 27517

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Prabhavathi Fernandes, Ph.D. and Mark W. Hahn as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Cempra, Inc. held of record by the undersigned on April 2, 2013, at the Annual Meeting of Shareholders to be held at our corporate headquarters, 6340 Quadrangle Drive, Suite 100, Chapel Hill, North Carolina 27517, on May 23, 2013, or any

adjournment or postponement thereof.

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy

Statement for the Annual Meeting of Shareholders and the 2012 Annual Report to Shareholders.

(Continued and to be signed on the reverse side.)